SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2005

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Clean Air Interstate Rule Lawsuit

In May 2005, the Environmental Protection Agency (EPA) filed the Clean Air Interstate Rule (CAIR), a significant new air quality rule affecting the utility industry.  CAIR further regulates sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions from electric generating power plants. It is designed to reduce the transport of SO2 and NOx, which are precursors of fine particulate matter and ozone and have the potential to affect air quality in downwind states. The rule impacts 28 states and the District of Columbia, including Minnesota, Wisconsin and Texas, where Xcel Energy has generating facilities.  Xcel Energy’s operating company in Texas, Southwestern Public Service Co. (SPS), serves West Texas.

On July 11, 2005, SPS, the City of Amarillo and Occidental Permian LTD filed a lawsuit against the EPA and a request for reconsideration with the agency to exclude West Texas from the CAIR.  El Paso Electric Co. joined in the request for reconsideration.

Xcel Energy and SPS advocated that West Texas should be excluded from CAIR, because it does not contribute significantly to nonattainment with the fine particulate matter National Ambient Air Quality Standard in any downwind jurisdiction.

•                  Emissions from plants located in the Texas panhandle are more than 1,000 kilometers away from cities like Chicago, St. Louis and Indianapolis and have no measurable impact on their air quality.

•                  EPA should not arbitrarily include the entire state of Texas in the rule. As a result of its size, there are significant differences in the air quality impacts of plants in the different regions of Texas.

•                  EPA has precedent for dividing the state into two regions.  As part of the Texas Air Quality strategy, the Texas Commission on Environmental Quality split the state and imposed different requirements on West Texas.  The Bush Administration adopted a similar approach in its proposed Clear Skies Act.

•                  EPA excluded Oklahoma and Kansas from CAIR, but imposes CAIR’s burdens on plants in West Texas.  Emissions from West Texas must pass through Oklahoma and Kansas – and over power plants in those states that are not subject to the rule – before reaching the downwind cities the rule is designed to protect.

Under CAIR’s cap and trade structure, SPS can comply through capital investments in emission controls or purchase of emission “allowances” from other utilities making reductions on their systems.  Based on the preliminary analysis of various scenarios of capital investment and allowance purchase, capital investments could range from $30 million to $300 million and allowance purchases or increased operating and maintenance expenses could range from $20 million to $28 million per year beginning in 2010.  This does not include other costs that SPS will have to incur to comply with EPA’s new mercury emission control regulations, which will apply to SPS’ plants.

In addition, Minnesota and Wisconsin will be included in CAIR, and Xcel Energy has generating facilities that will be impacted in these states.  Preliminary estimates of capital expenditures associated with compliance with CAIR in Minnesota and Wisconsin range from $30 million to $40 million.  Xcel Energy is not challenging CAIR in these states.

These cost estimates represent one potential scenario on how to comply with the CAIR, if West Texas is not excluded from CAIR.  There is uncertainty concerning implementation of CAIR.  States are required to develop implementation plans within 18 months and have a significant amount of discretion in the implementation details.  Legal challenges to CAIR rules could alter their requirements and/or schedule.  The uncertainty associated with the final CAIR rules makes it difficult to project the ultimate amount and timing of capital expenditure and operating expenses.

While Xcel Energy expects to comply with the new rules through a combination of additional capital investments in emission controls at various facilities and purchases of emission allowances, it is continuing to review the alternatives.

Xcel Energy believes the cost of any required capital investment or allowance purchases will be recoverable from customers.

Fuel Supply and Costs

Public Service Company of Colorado (PSCo) and SPS recently notified the United States Department of Energy (DOE) of reduced inventories of coal at their electric generating stations.  Delivery of coal from the Powder River Basin region in Wyoming has been disrupted by train derailments and other operational problems purportedly caused by deteriorated rail track beds of approximately 100 miles in length in Wyoming. The BNSF Railway Co. (BNSF) and the Union Pacific Railroad (UPRR) jointly own the rail line.  The BNSF operates and maintains the rail line.  The Powder River Basin is a primary source of coal used by PSCo and the primary source used by SPS in the operation of a number of its coal-fired electric generating stations.  Reduced deliveries of coal have reduced the inventories of coal at PSCo and SPS electric generating stations.

BNSF and UPRR have indicated that repair and reconstruction of the deteriorated sections of rail track beds may take the balance of the year.  While BNSF and UPRR have been begun to repair the rail beds, they are working with Xcel Energy to identify options in the interim to increase the rate of coal deliveries.  Additionally, Xcel Energy has been analyzing the potential magnitude, likelihood and effects of reduced coal deliveries to PSCo’s and SPS’ generating stations and developing an interim plan to conserve coal.  The interim plan includes modifying the dispatch of their coal-fired electric generating stations to conserve existing coal supplies until coal deliveries return to normal levels. Both PSCo and SPS have increased power purchases from third parties and, where practicable, have increased the use of natural gas for electric generation to replace the coal-fired electric generation.  Also, the companies have been in contact with their wholesale customers to identify options to reduce sales levels if necessary.  Based upon these cooperative efforts, including improvements in scheduling and operating practices, Xcel Energy is optimistic that PSCo may be able to substantially reduce its use of natural gas to replace coal-fired generation later this summer.

The cost of purchased power and natural gas for electric generation is higher than that for coal-fired electric generation, and the use of these sources to replace coal-fired electric generation will increase the price of electricity for retail and wholesale customers.

PSCo and SPS have discussed this situation with the staffs of the regulatory commissions in Colorado, Texas and New Mexico.

In Colorado, PSCo is subject to several retail adjustment clauses that recover fuel, purchased energy and resource costs.  The Electric Commodity Adjustment (ECA) is an incentive adjustment mechanism that compares actual fuel and purchased energy expenses in a calendar year to a benchmark formula.  The ECA provides for an $11.25 million cap on any cost sharing over or under an allowed ECA formula rate.  Any cost in excess of the $11.25 million cap is completely recovered from customers, while any savings in excess of the $11.25 million cap is completely refunded to customers.  PSCo is reviewing whether application of the ECA is appropriate for the increased fuel and purchased energy costs resulting from the disruptions in deliveries of coal to its electric generating stations.  Subject to the terms of the ECA, PSCo anticipates it will recover the increased fuel and purchased energy costs greater than the cap from its customers.

In Texas, fuel and purchased energy costs are recovered through a fixed fuel and purchased energy recovery factor, which is part of SPS’ retail electric rates.  If it appears that SPS will materially over-recover or under-recover these costs, the factor may be revised upon application by SPS or action by the PUCT.  The regulations require surcharging of under-recovered amounts, including interest, when they exceed 4 percent of SPS’ annual fuel and purchased energy costs, as allowed by the PUCT, if the condition is expected to continue.  SPS expects to file for and obtain recovery of higher fuel and purchased energy costs resulting from the disruption in deliveries of coal to its electric generating stations.

In New Mexico, fuel and purchased energy costs, including deferred amounts, are recovered with a two-month lag.

While PSCo and SPS believe that they should be allowed to recover these higher costs, if all or a significant portion of these higher costs are not recovered or there is a significant lag in recovery, this could have a significant impact on the 2005 financial results of PSCo and/or SPS and possibly Xcel Energy.

Operations at Northern States Power Company, a Minnesota corporation and Northern States Power Company a Wisconsin corporation have not been significantly impacted by the reduced deliveries of coal from the Powder River Basin in Wyoming.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ GARY R. JOHNSON
Gary R. Johnson
Vice President and General Counsel
July 14, 2005